EXHIBIT 10.1

April 17, 2018

Nicol G. Graham

4905 Wedgewood Drive

Bellaire, TX 77401

Re: Retirement and Consulting Agreement

Dear Nic:

This letter agreement (“Agreement”) sets forth the terms and conditions of your retirement from Houston Wire & Cable Company (“Company”) on April 16, 2018, and your subsequent consulting arrangement with the Company. In consideration of the mutual promises in this letter agreement, you and we hereby agree to the following:

1.       Retirement. You will retire from your position as Vice President and Chief Financial Officer of the Company on April 16, 2018 (“Retirement Date”). You will be paid for all unused accrued vacation and personal days through your Retirement Date. All unvested shares of restricted stock will vest on your Retirement Date.

2.       Resignations. Effective on your Retirement Date, you will resign from any and all officer or director positions which you hold with the Company or any of its subsidiaries or related companies.

3.       Consulting Arrangement. Although it has no obligation to do so, in consideration of your execution and non-revocation of this Agreement, the Company agrees as follows:

(a)       Beginning April 16, 2018 and ending April 15, 2019 (the consulting period), you will serve as a consultant to the Company. You will not be considered an employee of the Company and you will not have the right or authority to enter into agreements on behalf of the Company or to assume or create any obligation or liability on behalf of the Company.

(b)       You will make yourself available to provide consulting services to the Company, as requested by James Pokluda or Christopher Micklas. It is anticipated that these consulting services will include: transition support for the Company’s new Chief Financial Officer and special financial, accounting or other projects requested of to you by Mr. Pokluda. In the event that Mr. Micklas is unable to perform his duties, you agree that you will resume your role as Chief Financial Officer for a period not to exceed one year and you will be eligible for any bonus which would otherwise have been paid to Mr. Micklas.

(c)       The Company will pay you $21,180.53 per month as a fee for your consulting services.

Nicol G. Graham

April 17, 2018

(d)       It is anticipated that during the term of the consulting period you will not be required to work any specific number of hours. You will determine the means and methods by which you will accomplish the tasks you agree to accept. You agree that any and all products of the services you perform under this Agreement shall be the sole and exclusive property of the Company from and after the time any such products are created.

(e)       During the term of the consulting period, the Company will provide you with the following:

(i)       General administrative/secretarial support.

(ii)       Reimbursement of the differential between the COBRA cost for continuation benefits and the amount you currently pay for medical and dental insurance benefits, if you elect COBRA coverage.

(iii)       Reimbursement of necessary business expenses, including cell phone and laptop expenses.

(iv)       Access to the Company’s network through use of your Company issued laptop. You may retain the laptop at the end of the consulting period after the Company has had the opportunity to remove all Company information from it.

(v)       Continued use of your Company car under the existing program and a Wright Express fuel card during the consulting period. You may purchase the Company car at the end of the consulting period or return it to the Company in good condition.

(f)       The Company will furnish you with an IRS Form 1099 in accordance with applicable law.

(g)       You will remain subject to the Company’s Insider Trading Policy to the same extent as a Company employee.

4.       Non-Competition. You will continue to be bound by the noncompetition provisions of the Employment Agreement that you signed on February 12, 2007, a copy of which is attached hereto. You agree that for one year following termination of the consulting period, you will not, without the express written consent of the Company, either alone or as a consultant to, or partner, employee, officer or director of any organization, engage in any business activity in competition with the Company’s businesses.

5.       Confidential Information/Trade Secrets. You acknowledge that you continue to be bound by the confidentiality and intellectual property provisions of the Employment Agreement that you signed on February 12, 2007, a copy of which is attached hereto, and any other agreements or provisions concerning your use or disclosure of confidential information to provide the greatest protection of Confidential Information available under law. This paragraph is not intended to replace any statutory rights and protections applicable to the unauthorized use or disclosure of trade secrets and confidential proprietary information.

Nicol G. Graham

April 17, 2018

Nothing herein shall prohibit you from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation. However, if you are required by subpoena or other legal process to disclose Confidential Information, you first shall notify the Company promptly upon receipt of the subpoena or other notice, unless otherwise required by law.

6.       Non-Admission. Nothing in this Agreement is intended or should be construed as an admission that you or the Company engaged in any unlawful or wrongful conduct.

7.       Release. You do hereby fully, finally and unconditionally release and forever discharge the Company and all of its affiliated companies, and all of their former and current directors, officers, employees, agents and assigns, in their personal and corporate capacities, from any and all liabilities, actions, causes of action, claims, rights, obligations, damages, costs, attorneys’ fees, suits and demands of any and every kind, known and unknown, liquidated and unliquidated, absolute or contingent, at law or in equity, enforceable under any local, state or federal statute or ordinance, or under the common law of the United States or any state, arising out of or related to your employment or retirement from employment, including but not limited to claims for benefits under the Company’s policies and procedures or handbooks, or the Employee Retirement Income Security Act of 1974, as amended, any claims of harassment or discrimination based upon race, age, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended, or any other federal state or local law prohibiting discrimination in employment; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment related tort; except only (i) your right to enforce the terms of this Agreement and (ii) the rights described in paragraph 5. This release does not waive your right to file an administrative charge of discrimination, but you agree to waive all claims for damages or other relief. Nothing in this release requires you to release rights or claims that may arise after this Agreement is executed or which cannot be waived.

8.       Severability. If any provision of this Agreement is, in whole or in part, illegal or unenforceable under applicable law or public policy, then only such illegal or unenforceable part shall be void and of no effect, and the balance of this agreement shall be construed to give effect to the intent of the parties to the greatest possible extent.

9.       Binding Effect. This Agreement is binding upon you, your heirs, executors, administrators, successors and assigns.

10.       Entire Agreement. This Agreement and the attachment hereto contain the entire understanding of the parties with respect to the matters addressed herein, and supersede all other agreements or communications regarding such matters, including other policies of the Company governing retirement of employment.

Nicol G. Graham

April 17, 2018

11.       Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to its conflict of law rules.

12.       Knowing and Voluntary. Further, in consideration of the promises of the Company referred to in this Agreement, you intend to waive and release all claims identified in paragraph 7, including claims that you may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 620 et seq., to the fullest extent permitted by law in accordance with Title II of the Older Workers Benefit Protection Act of 1990, Public Law 101-433. In furtherance of this intention, you acknowledge and understand that:

(a)       You may take 21 days (until May 8, 2018) to consider and execute this Agreement.

(b)       Within 7 days after you execute this Agreement, you will have the right, by providing written notice to James Pokluda, to revoke your acceptance of this Agreement. This Agreement will not become effective until after the revocation period expires.

(c)       You are receiving consideration for this Agreement in addition to that which you otherwise would be entitled.

(d)       You enter into this Agreement voluntarily, knowingly and without duress.

(e)       You are advised to consult with an attorney prior to executing this Agreement.

Please indicate your agreement by signing and returning this Agreement by May 8, 2018.

Very truly yours,

HOUSTON WIRE & CABLE COMPANY

By:	/s/ James L. Pokluda III
Name:	James L. Pokluda III
Title:	President & CEO
Date:	April 17, 2018

Acknowledged and Agreed:
By:	/s/ Nicol G. Graham
Name:	Nicol G. Graham
Date:	April 23, 2018